Exhibit 4(e)

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Regency Centers Corporation (“Regency” or “our”) had one class of securities, our common stock, par value $0.01 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our capital stock is a summary and is subject to, and is qualified in its entirety by reference to the provisions of our Restated Articles of Incorporation, as amended (the “Articles”) and our Bylaws, as amended and restated (the “Bylaws”), copies of which are incorporated by reference as Exhibits 3(a) and 3(b) to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4(e) is a part.

Description of Common Stock of Regency

The total number of shares of capital stock authorized by the Articles is 260,000,000, consisting of 220,000,000 shares of Common Stock, 30,000,000 shares of preferred stock and 10,000,000 shares of special common stock which may be issued in one or more classes or series as described in the Articles.  Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. All actions submitted to a vote of shareholders are voted on by holders of Common Stock voting together as a single class. Holders of Common Stock are not entitled to cumulative voting in the election of directors.

Holders of Common Stock are entitled to receive dividends in cash or in property on an equal share-for-share basis, if and when dividends are declared on the Common Stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock.

In the event of the liquidation of our company, all holders of Common Stock will participate on an equal share-for-share basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption.

The rights of holders of Common Stock are subject to the rights of holders of any preferred stock that we have designated or may designate in the future. The rights of preferred shareholders may adversely affect the rights of the common shareholders.